Term sheet No.554AB To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement 16 dated July 22, 2008 and product supplement AB dated July 9, 2008	Registration Statement No. 333-137902 Dated November 12, 2008; Rule 433
Deutsche Bank AG, London Branch
18-Month Securities Linked to the Deutsche Bank Liquid Commodity Index—Mean Reversion ™ Excess Return due May 26*, 2010
General
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18-Month Securities Linked to the Deutsche Bank Liquid Commodity Index—Mean Reversion ™ Excess Return due May 26*, 2010 (the “Securities”) are designed for investors who seek a return of 200% of the appreciation, if any, of the Deutsche Bank Liquid Commodity Index—Mean Reversion™ Excess Return (the “Index”) at maturity, up to an Index Return Cap of between 21% and 24% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the Securities and to lose up to 100% of their initial investment if the Index declines. Any return on the Securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about May 26*, 2010.
•	Minimum denominations of $10,000 and increments of $1,000 in excess thereof.
•	The Securities are expected to price on or about November 21*, 2008 and are expected to settle three business days later on or about November 26*, 2008 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch.

Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	Deutsche Bank Liquid Commodity Index—Mean Reversion™ Excess Return

Issue Price:	100% of the face amount.

Payment at Maturity:	•
If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $10,000 face amount of Securities that provides you with a return on your investment equal to the Index Return, subject to the Index Return Cap, multiplied by the Participation Rate. Accordingly, your payment at maturity per $10,000 Security face amount will equal the lesser of:

$10,000 + ($10,000 x Index Return x Participation Rate) and $10,000 + ($10,000 × Index Return Cap x Participation Rate)
•
If the Final Level declines from the Initial Level, you will lose 1% of the face amount of your Securities for every 1% that the Final Level declines from the Initial Level. Accordingly, if the Final Level declines from the Initial Level, your payment at maturity per $10,000 Security face amount will be calculated as follows:

$10,000 + ($10,000 × Index Return )
If the Final Level declines from the Initial Level, you could lose up to $10,000 per $10,000 face amount of Securities.

Index Return:	The Index Return will be expressed as a percentage as follows: Final Level – Initial Level Initial Level

However, in no event will the Index Return exceed the Index Return Cap.

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the Final Valuation Date.

Participation Rate:	200% upside participation

Index Return Cap:	21% – 24% (to be determined on the Trade Date)

Maximum Return:	42% – 48% (equal to the Participation Rate multiplied by the Index Return Cap, which will be determined on the Trade Date)

Trade Date:	November 21*, 2008

Final Valuation Date:	May 21*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	May 26*, 2010, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 UT 8

ISIN:	US2515A0UT86

*  Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

†
A credit rating is not a recommendation to buy, sell, or hold the Securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating.  Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$150.00	$9,850.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet
The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in product supplement AB dated July 9, 2008 and underlying supplement 16 dated July 22, 2008. You should rely only on the information contained in this term sheet and in the documents listed below in making your decision to invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AB dated July 9, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508148826/d424b21.pdf

•	Underlying supplement 16 dated July 22, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity per $10,000 Security face amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes a Participation Rate of 200%, an Index Return Cap of 22.50%, a Maximum Return of 45.00% and an Initial Level of 639.06 (the actual Index Return Cap, Maximum Return and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
1,278.12	100.00%	$14,500.00	45.00%
1,214.21	90.00%	$14,500.00	45.00%
1,150.30	80.00%	$14,500.00	45.00%
1,086.40	70.00%	$14,500.00	45.00%
1,022.49	60.00%	$14,500.00	45.00%
958.59	50.00%	$14,500.00	45.00%
926.64	45.00%	$14,500.00	45.00%
894.68	40.00%	$14,500.00	45.00%
830.77	30.00%	$14,500.00	45.00%
798.82	25.00%	$14,500.00	45.00%
782.84	22.50%	$14,500.00	45.00%
766.87	20.00%	$14,000.00	40.00%
702.96	10.00%	$12,000.00	20.00%
639.06	0.00%	$10,000.00	0.00%
575.15	-10.00%	$9,000.00	-10.00%
511.25	-20.00%	$8,000.00	-20.00%
447.34	-30.00%	$7,000.00	-30.00%
383.43	-40.00%	$6,000.00	-40.00%
319.53	-50.00%	$5,000.00	-50.00%
255.62	-60.00%	$4,000.00	-60.00%
191.72	-70.00%	$3,000.00	-70.00%
127.81	-80.00%	$2,000.00	-80.00%
63.91	-90.00%	$1,000.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 639.06 to a Final Level of 702.96. Because the increase of 10% is less than the Index Return Cap of 22.50%, the investor receives a payment at maturity of $12,000 per $10,000 Security face amount, calculated as follows:

Payment at maturity per $10,000 Security face amount = $10,000 + ($10,000 x 10% x 200%) = $12,000

Example 2: The level of the Index increases from the Initial Level of 639.06 to a Final Level of 958.59. Because the increase of 50% is greater than the Index Return Cap of 22.50%, the investor receives a payment at maturity of $14,500 per $10,000 Security face amount, equal to the Maximum Return on the Securities.

Payment at maturity per $10,000 Security face amount = $10,000 + ($10,000 x 45.00%) = $14,500

Example 3: The Initial Level and the Final Level are both 639.06, such that the change is 0%. The investor receives a payment at maturity of $10,000 per $10,000 Security face amount.

Payment at maturity per $10,000 Security face amount = $10,000 + ($10,000 x 0%) = $10,000

Example 4: The level of the Index declines from the Initial Level of 639.06 to a Final Level of 447.34.  Because there is a 30% decline in the level of the Index, the investor receives a payment at maturity of $7,000 per Security face amount, calculated as follows:

Payment at maturity per $10,000 Security face amount = $10,000 + [$10,000 x (-30%)] = $7,000

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED – You will not benefit from any appreciation of the Index beyond the Index Return Cap of between 21% and 24% (to be determined on the Trade Date), and therefore the maximum payment you can receive at maturity is between $14,200 and $14,800 (to be determined on the Trade Date) for each $10,000 face amount of Securities. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX—MEAN REVERSION™ EXCESS RETURN – The return on the Securities is linked to the Deutsche Bank Liquid Commodity Index—Mean Reversion™ Excess Return (the “Index“). The Index is composed of futures contracts on six commodities—crude oil, heating oil, aluminum, gold, wheat and corn (each an “Index Constituent”). The Index’s closing level is calculated on an “excess return” basis.

On November 7, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Crude Oil	NYMEX	14.63%
Heating Oil	NYMEX	8.93%
Aluminum	LME	57.18%
Gold	COMEX	10.99%
Corn	CBOT	3.53%
Wheat	CBOT	4.74%

For more information on the Index, including its calculation methodology, see “Deutsche Bank Liquid Commodity Index—Mean Reversion™—DBLCI-MR” in underlying supplement 16. Terms relating to the Index used but not defined in this term sheet are defined in underlying supplement 16.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury“) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the Index Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN – As a holder of the Securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 21% and 24% (to be determined on the Trade Date). Consequently, the Securities are subject to a Maximum Return of between 42% and 48% (to be determined on the Trade Date), and your payment at maturity will be limited to a maximum payment of between $14,200 and $14,800 for each $10,000 face amount of Securities you hold, regardless of any further appreciation of the Index, which may be significant.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY, THE RETURN ON THE SECURITIES – During the term of the Securities, the methodology of the Index may require adjustments to the weights of the futures contracts included in the Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the level of the Index during certain periods and could adversely affect the Index Return. See “The Deutsche Bank Liquid Commodity Index—Mean Reversion™—DBLCI-MR— Determining the Instrument Amount on a Rebalancing Day” in underlying supplement 16.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Therefore, the market value of the Securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price.  The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the Securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike conventional debt securities, the Securities do not pay interest.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the Securities. The payment at maturity on the Securities is subject to our creditworthiness.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER OF THE SECURITIES, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the Securities, the calculation agent for the Securities, the sponsor of the Index (the “Index Sponsor”) and the calculation agent for the Index. We as calculation agent for the Securities, will determine whether there has been a Market Disruption Event or Force Majeure Event (both as defined in the product supplement) with respect to an Index Constituent. In the event of any such event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index and maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the Securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Securities or the Index. Thus potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the Securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents, various contracts or products related to the Index Constituents or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any of these activities may affect the value of the Index and, therefore, the value of the Securities or the potential payout on the Securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – The value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the levels of the Index;

•	trends of supply and demand for the Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the Securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. To the extent that correlation among the Index Constituents changes, the value of the Securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL INDEX CONSTITUENT – The return on your investment in the Securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents also may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents will reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your Securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2008 may specify an October 2009 expiration. As that contract nears expiration, it may be replaced by selling the October 2009 contract and purchasing the contract expiring in December 2009. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2009 contract would take place at a price that is higher than the price at which the December 2009 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the level of the Index and, accordingly, decrease the value of your Securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the level of the Index and, accordingly, decrease the value of your Securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment to you at maturity, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST – Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index and, therefore, on the return on your Securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Index level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the Securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES – Because the Securities are linked to the Index which reflects the return on futures contracts on six different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of a commodity-linked index reflecting the investment strategy of the Index;

•	You are willing to accept the risk of a total loss of your investment;

•	You are willing and able to hold the Securities to maturity; and

•	You do not seek current income from this investment.

The Securities may not be suitable for you if:

•	You seek an investment with 100% principal protection;

•	You do not seek an investment with exposure to commodities and to the commodity and other risks described in this document;

•	You are unwilling or unable to hold the Securities to maturity;

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from August 1, 1997 through November 7, 2008. The Index closing level on November 7, 2008 was 639.06. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 1.50% or $150.00 per $10,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the Securities against payment for the Securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.